Exhibit 99.2

Contact:	The Abernathy MacGregor Group, Inc.
Dan Hilley, dch@abmac.com
(213) 630-6550; (888) 477-4319

FOR IMMEDIATE RELEASE

Orleans Homebuilders, Inc. Executes Debtor-In-Possession Credit Facility

Bensalem, Pa., April 22, 2010 –/PRNewswire-FirstCall/ — Orleans Homebuilders, Inc. (the “Company”, or “Orleans”) (Pink Sheets:  OHBIQ.PK), which develops, builds and markets high-quality single-family homes and townhouses and whose operations in Pennsylvania and New Jersey date back more than 90 years, announced today that it has executed a $120 million debtor-in-possession credit facility (“DIP Credit Facility”) which will provide a $40 million revolving line of credit, including up to $25 million of cash funding and up to $15 million of letters of credit capacity.  The Company intends to use the proceeds of the financing for, among other things, its ordinary course business expenses, including housing restarts and closings. The remaining $80 million of the DIP Credit Facility represents a roll up of a portion of the pre-petition credit agreement debt of certain of the pre-petition lenders.

Regarding the approval and closing of the DIP Facility, Mitchell B. Arden, a Managing Director and Shareholder of Phoenix Management who has been serving as Orleans’ Chief Restructuring Officer since March 4, 2010, stated: “I am very pleased that we have reached this pivotal event in the tenancy of Orleans’ bankruptcy process and would like to thank all of the Company’s employees, attorney’s, advisors, and lenders who participated in the process of closing this final DIP facility.  This new financing provides Orleans with the ability to move forward with its housing restarts and home closings and enables us to serve the Company’s contractors, vendors, customers, and employees during this critical time.”

The Company and most of its operating subsidiaries filed voluntary petitions to commence the Chapter 11 process on March 1 in the U.S. Bankruptcy Court for the District of Delaware in Wilmington.  The filing does not include certain of the Company’s subsidiaries, including its mortgage services subsidiary, Alambry Funding, Inc., which provides mortgage brokerage services for customers and financial institutions but which does not underwrite any customer mortgages.  All of the debtors in the Chapter 11 proceedings are borrowers under the DIP Credit Facility.  As security for the DIP Credit Facility, the borrowers provided the lenders a security interest in all of their assets, with a few minor exceptions.  The debtors’ execution and delivery of the DIP Credit Facility was approved by the Bankruptcy Court on April 16, 2010.

The Company is providing information about the reorganization at www.orleanshomesreorg.com.

About Orleans Homebuilders, Inc.

Orleans Homebuilders, Inc. develops, builds and markets high-quality single-family homes, townhouses and condominiums.  From its headquarters in suburban Philadelphia, the Company serves a broad customer base including first-time, move-up, luxury, empty-nester and active adult homebuyers.  The Company currently operates in the following 11 distinct markets: Southeastern Pennsylvania; Central and Southern New Jersey; Orange County, New York; Charlotte, Raleigh and Greensboro, North Carolina; Richmond and Tidewater, Virginia; Chicago, Illinois; and Orlando, Florida.  The Company’s Charlotte, North Carolina operations also include adjacent counties in South Carolina.  Orleans Homebuilders employs approximately 225 people.

Forward-Looking Statements

Certain information included herein and in other Company statements, reports and SEC filings is or may be forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning any sale of the Company or its assets; the ability of the Company to enter into new financing arrangements, including without limitation the DIP financing; required bankruptcy court approvals; potential restructurings of the Company’s liabilities; any value that may be provided by the Company’s unsecured creditors or its equity holders; payments on its 8.52% Trust Preferred Securities and the Junior Subordinated Notes; potential strategic transactions, including refinancing, recapitalization and sale transactions involving the Company; payments to trade creditors, employees, or customers; anticipated and potential asset sales; anticipated liquidity; and strategic transactions and alternatives including but not limited to the sale of the Company;.  Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company statements, reports and SEC filings.  These risks and uncertainties include the Company’s ability to operate under the terms of the the DIP Credit Facility; the Company’s ability to obtain court approval with respect to motions relating to the bankruptcy filings; the ability of the Company to develop, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 proceeding; the ability of the Company to obtain and maintain normal terms with vendors and service providers and to maintain contracts critical to its operations; the ability of the Company to continue to attract buyers of its homes; the ability to continue normal business operations; the potential adverse impact of the Chapter 11 proceedings; the ability of the Company to attract, motivate and/or retain key executives and employees; access to liquidity; local, regional and national economic conditions; the effects of governmental regulation; the competitive environment in which the Company operates; fluctuations in interest rates; changes in home prices; the availability of capital; our ability to engage in a financing or strategic transaction; the availability and cost of labor and materials; our dependence on certain key employees; and weather conditions.  Additional information concerning factors the Company believes could cause its actual results to differ materially from expected results is contained in Item 1A of the Company’s Annual Report on Form 10-K/A for the fiscal year ended June 30, 2008 filed with the SEC and subsequently filed Quarterly Reports on Form 10-Q, as well as the Current Reports on Form 8-K and press releases filed with the Securities and Exchange Commission on August 14, 2009, October 6, 2009, November 5, 2009, December 9, 2009, December 23, 2009, February 1, 2010 February 19, 2010, March 3, 2010, March 11, 2010 and March 22, 2010.

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